As filed with the Securities and Exchange Commission on May 30, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ASML Holding N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

De Run 6501

5504 DR Veldhoven

The Netherlands

Tel: 31-40-268-3000

(Address of Principal Executive Offices)

Cymer, Inc., 2011 Equity Incentive Plan

Cymer, Inc., 2005 Equity Incentive Plan

(Full title of the plan)

ASML US, Inc.

8555 South River Parkway

Tempe, Arizona 85284

(Name and Address of Agent For Service)

480 383 4422

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

James A. McDonald, Esq.

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

40 Bank Street

Canary Wharf, London E14 5DS

United Kingdom

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (3)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary shares, nominal value EUR 0.09 per share
Outstanding options under the Cymer Plans (1)	79,156	$53.07(4)	$4,200,301	$573
All other awards under the Cymer Plans (2)	1,733,748	$80.06(5)	$138,803,865	$18,933
Total	1,812,904	—	$143,004,166	$19,506

(1)	Represents Ordinary Shares, nominal value EUR 0.09 per share (“Ordinary Shares”) of ASML Holding N.V. (the “Registrant”) subject to issuance in connection with stock options outstanding under (i) the Cymer, Inc. (“Cymer”) 2011 Equity Incentive Plan (the “2011 Plan”) and (ii) the Cymer 2005 Equity Incentive Plan (the “2005 Plan” and together with the 2011 Plan, the “Plans”) assumed by the Registrant pursuant to the Agreement and Plan of Merger by and among the Registrant, Cymer, Inc., Kona Acquisition Company, Inc., ASML US Inc., and Kona Technologies LLC, dated October 16, 2012 (the “Merger Agreement”).
(2)	Represents Ordinary Shares subject to issuance in connection with certain outstanding restricted stock units awarded under the Cymer Plans and assumed by the Registrant pursuant to the Merger Agreement.
(3)	This Registration Statement shall also cover any additional Ordinary Shares that become issuable in respect of the securities identified in the above table by reason of any share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of Ordinary Shares registered hereunder.
(4)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h)(1) under the Securities Act of 1933 (the “Securities Act”), based on the weighted average exercise price of the securities issuable under the Plan and being assumed by the Registrant pursuant to the Merger Agreement.
(5)	Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price of the options to acquire Ordinary Shares being registered hereby is not yet known and is determined in accordance with Rule 457(h)(1) based on the average high and low price of the Ordinary Shares on May 23, 2013.

EXPLANATORY NOTE

The Registrant is filing this Registration Statement on Form S-8 in connection with restricted stock units and stock options granted under Cymer’s 2011 Equity Incentive Plan and 2005 Equity Incentive Plan. The Registrant assumed such outstanding restricted stock units and stock options upon the closing of its acquisition of Cymer, pursuant to the Merger Agreement. The Cymer restricted stock units and stock options under the Plans were converted into restricted stock units and stock options of the Registrant at an exchange ratio of approximately 1.399 Ordinary Shares per Cymer ordinary share to be issued under the Plans pursuant to the Merger Agreement.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with or furnished to the Securities and Exchange Commission (the “Commission”) by ASML Holding N.V. pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated herein by reference:

(a) the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2012;

(b) exhibits 99.1, 99.3 and 99.4 of the Registrant’s Report of a Foreign Private Issuer in Form 6-K furnished to the Commission on April 17, 2013.

(c) the description of the Ordinary Shares, contained in the Registrant’s Report of a Foreign Private Issuer on Form 6-K furnished on the Commission on February 8, 2013.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and, to the extent designated therein, certain reports on Form 6-K we submit to the Commission after the date hereof, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The legality of the securities offered hereby has been passed upon by the general counsel of the Registrant, who participates in share and share option plans of the Registrant.

Item 6. Indemnification of Directors and Officers.

The articles of association of the Registrant require the Registrant to indemnify members of the supervisory board and board of management against liabilities (including reimbursement of legal expenses) incurred due to acts or omissions in acting in such capacity, except (i) to the extent that a court in the Netherlands irrevocably establishes that such acts or omissions are the result of willful misconduct or intentional recklessness (unless the denial of indemnification or reimbursement of expenses would be, in view of all circumstances, contrary to reasonableness and fairness) and (ii) to the extent that such losses are reimbursed by insurance. In addition, the Registrant’s articles of association provide that at each ordinary annual general meeting of shareholders, the shareholders may discharge the supervisory board and the board of management from liability for the performance of their respective duties in the preceding financial year. Under Netherlands’ law, this discharge is not absolute, and would not be effective as to any matter not disclosed in the annual accounts of the Registrant and the report of the board of management, as presented to or adopted by the general meeting of shareholders. Members of the board of management and the supervisory board of the Registrant are also party to agreements with the Registrant providing for indemnification by the Registrant in circumstances similar to those provided for in the Registrant’s articles of association as described above. In addition, members of the board of management, the supervisory board and certain officers of the Registrant are, to a limited extent, insured under an insurance policy against damages resulting from their conduct when acting in their capacities as such.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this registration statement and is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment of this Registration Statement by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto authorized, in the city of Veldhoven, The Netherlands on this, the 30th day of May 2013.

ASML Holding N.V.

By:	/s/ Eric Meurice
Name: Eric Meurice Title: President, Chief Executive Officer and Chairman of the Board of Management

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Eric Meurice, Peter T.F.M. Wennink and Robert Roelofs, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of ASML, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities indicated and on the 30th day of May 2013.

Signature	Title

/s/ Eric Meurice	President, Chief Executive Officer and Chairman of the Board of Management
Name: Eric Meurice

/s/ Arthur P.M. van der Poel	Chairman of the Supervisory Board
Name: Arthur P.M. van der Poel

/s/ Jos W.B. Westerburgen	Member of the Supervisory Board
Name: Jos W.B. Westerburgen

/s/ Fritz W. Fröhlich	Vice Chairman and Member of the Supervisory Board
Name: Fritz W. Fröhlich

/s/ Hendrika(leke)C.J. van den Burg	Member of the Supervisory Board
Name: Hendrika(leke)C.J. van den Burg

/s/ OB Bilous	Member of the Supervisory Board
Name: OB Bilous

/s/ William T. Siegle	Member of the Supervisory Board
Name: William T. Siegle

/s/ Pauline F.M. van der Meer Mohr	Member of the Supervisory Board
Name: Pauline F.M. van der Meer Mohr

/s/ Wolfgang H. Ziebart	Member of the Supervisory Board
Name: Wolfgang H. Ziebart

/s/ Peter T.F.M. Wennink	Executive Vice President, Chief Financial Officer, Principal Accounting Officer and Member of the Board of Management
Name: Peter T.F.M. Wennink

/s/ Martin A. van den Brink	Executive Vice President, Chief Product and Technology Officer and Member of the Board of Management
Name: Martin A. van den Brink

/s/ Frits J. van Hout	Executive Vice President, Chief Marketing Officer and Member of the Board of Management
Name: Frits J. van Hout

/s/ Frédéric J.M. Schneider-Maunoury	Executive Vice President, Chief Operating Officer and Member of the Board of Management
Name: Frédéric J.M. Schneider-Maunoury

6

Authorized Representative in the United States

By:	/s/ David Kim
Name: David Kim

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INDEX OF EXHIBITS

Exhibit Number	Description

4.1	English Translation of the Articles of Association of the Registrant (incorporated by reference to Exhibit 1.1 to Amendment No. 13 to the Registrant’s Registration Statement on Form 8-A filed with the Commission on February 8, 2013)

4.2	Specimen Certificate for New York Shares (incorporated by reference to Exhibit 1.1 to Amendment No. 4 to the Registrant’s Registration Statement on Form 8-A filed with the Commission on June 6, 2000)

4.3	Cymer, Inc., 2005 Equity Incentive Plan

4.4	Cymer, Inc., 2011 Equity Incentive Plan

4.5	Cymer, Inc., 2011 Equity Incentive Plan—Form of Stock Unit Agreement

4.6	Cymer, Inc., 2011 Equity Incentive Plan—Form of Stock Option Agreement

4.7	Cymer, Inc., 2011 Equity Incentive Plan—Form of Performance Restricted Stock Unit Agreement

5.1	Opinion of Robert F. Roelofs regarding the legality of the securities being registered

23.1	Consent of Deloitte Accountants B.V.

23.2	Consent of Robert F. Roelofs (included in his opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)